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                                                                     EXHIBIT 99
                          MIAMI COMPUTER SUPPLY CORPORATION
                 1998 EMPLOYEE PAYROLL DEDUCTION STOCK PURCHASE PLAN

                                      ARTICLE I
                              ESTABLISHMENT OF THE PLAN

     Miami Computer Supply Corporation (the "Corporation") hereby establishes this 1998 Employee Payroll Deduction Stock Purchase Plan (the "Plan") upon the terms and conditions hereinafter stated.

                                      ARTICLE II
                                 PURPOSE OF THE PLAN

     The purpose of this Plan is to contribute to the growth and profitability of the Corporation by providing Employees with an opportunity to purchase shares of Common Stock of the Corporation (the "Common Stock") as an incentive to work toward the success of the Corporation. This Plan is not intended to comply with the requirements of Section 423 of the Code, and the regulations thereunder, or any other plan described in Section 401(a) of the Code and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

                                     ARTICLE III
                                     DEFINITIONS

     3.01 "Agent" means The Ohio Company or such other agent as may be appointed by the Compensation Committee of the Board or by the Board of the Corporation.

     3.02   "Board" means the Board of Directors of the Corporation.

     3.03   "Code" means the Internal Revenue Code of 1986, as amended.

     3.04 "Common Stock" means shares of the common stock, no par value per share, of the Corporation.

     3.05 "Effective Date" means the date upon which the Board approves this Plan.

     3.06 "Employee" means any person who is employed by the Corporation or one of its subsidiaries.

     3.07 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     3.08   "Participant" means an Employee who participates in the Plan

     3.09 "Participant's Account" means the account maintained for the Participant by the Agent pursuant to this Plan.

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                                      ARTICLE IV
                                STOCK SUBJECT TO PLAN

     4.01 The stock purchasable under the Plan may be shares of authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 300,000.

     4.02 The aggregate number of shares that may be issued over the term of the Plan shall be adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.

                                      ARTICLE V
                               ADMINISTRATION OF PLAN

     5.01 ADMINISTRATION. The Compensation Committee of the Board of the Corporation shall direct the Human Resources Department of the Corporation which shall administer, coordinate and counsel on all decisions concerning the administration of this Plan. The Compensation Committee may adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan. The interpretation and construction by the Compensation Committee of any provision of the Plan, any rule, regulation or procedure adopted by it pursuant thereto shall be final and binding.

     5.02 SHARES PURCHASED. The Agent will act as a custodian for all cash, if any, held by it for the benefit of a Participant and for all shares of the Common Stock purchased pursuant to this Plan. The Agent will maintain a separate account for each Participant in the Plan. The relationship between each Participant and the Agent shall be the relationship of client and broker.

     5.03 INFORMATION AND VOTING RIGHTS. Each Participant will receive interim and annual reports, proxy statements and all other shareholder material issued by the Corporation. Each participant shall have all rights of a stockholder of the Corporation appurtenant to the shares of Common Stock held in his account.

     5.04 ACTION BY THE CORPORATION. The Corporation, in its sole discretion, may fund the Plan in any manner. As one means of funding the Plan, the Corporation may purchase Common Stock in the open market on the last trading day of the month at the prevailing market price. The Corporation will sell shares of Common Stock to the Participants and have such shares transferred to the Participant's account pursuant to the Participant's authorized payroll deduction in the manner described in Section 8.01.

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     5.05  LIMITATION ON LIABILITY.  The Corporation and its subsidiaries and its directors, officers, employees and agents, and the Compensation Committee of the Board (the "Corporate Group") are in no way obligated, liable or responsible to a Participant for any claims, loss or damage sustained as a result of any transaction under the Plan. The Participant by virtue of his participation shall waive and release the Corporate Group for any liability related thereto. If a member of the Corporate Group is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall indemnify him to the extent permitted by the Corporation's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations and by the Ohio General Corporation Law. The Corporate Group does not guarantee the Participant's Account in any manner against investment loss or depreciation in asset value. The Corporate Group does not recommend participation in the Plan to any Employee and participation in the Plan shall be completely voluntary on the part of any Employee and is expressly not a condition to employment with the Corporation.

     5.06 EXPENSES PAID BY COMPANY. Neither the Company nor any of its subsidiaries will pay more than its expenses of payroll deductions and the reasonable fees and charges relating to share purchases, as agreed upon with the Agent, for brokerage commissions and bookkeeping and custodial expenses.

     5.07 COMPLIANCE WITH LAW AND REGULATIONS. All shares of Common Stock purchased under this Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. No shares of Common Stock shall be transferred to or from a Participant's account absent compliance with applicable law and regulations.

     5.08 RESTRICTIONS ON TRANSFER. The shares of the Common Stock purchased pursuant to this Plan shall have a legend noting that the transfer of such shares by the Participant is restricted for one year from the date of purchase.

                                      ARTICLE VI
                            ELIGIBILITY AND PARTICIPATION

     6.01 ELIGIBILITY. All regular full-time Employees of the Corporation or any subsidiary over eighteen (18) years of age shall be eligible to be a Participant in the Plan.

     6.02 PARTICIPATION. An eligible Employee may begin participating in the Plan in the next succeeding payroll period beginning after the delivery of a completed Employee Payroll Deduction Stock Purchase Authorization Form to the Corporation's Human Resources Department.

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     6.03  AUTHORIZED PAYROLL DEDUCTION.  A Participant in the Plan may
authorize the deduction from his compensation an amount per semi-monthly payroll period for the purchase of shares of Common Stock for the Participant's Account. The Participant's authorized payroll deduction must be at least ten dollars ($10), or any greater amount in $10 increments.

     6.04 CHANGE IN PAYROLL DEDUCTION. A Participant may increase or decrease his authorized payroll deduction six months after (i) his initial payroll deduction election or (ii) any subsequent increase or decrease in his payroll deduction election.

     6.05 TERMINATION OF PARTICIPATION. A Participant may terminate his or her participation in the Plan at any time by written notice to the Corporation's Human Resources Department. Such termination shall be effective the first payroll period beginning after receipt of the Participant's written notification to the Corporation's Human Resources Department to terminate participation in the Plan.

     6.06 RE-ENTRY. A Participant who terminates his participation in the Plan may not participate in the Plan again except upon written notice to the Corporation's Human Resources Department and may not recommence payroll deductions until a date which is six (6) months after his or her last payroll deduction under the Plan.

                                     ARTICLE VII
                             CONTRIBUTION BY CORPORATION

     7.01 CONTRIBUTIONS BY THE CORPORATION. The Corporation shall, each month, make a contribution equal to ten percent (10%) of each Participant's authorized payroll deduction ("Corporation Contribution"). A Participant shall have no right to any Corporation Contribution under this section prior to the purchase by the Participant of Common Stock from the Corporation. The Corporation Contribution is an unfunded and unsecured general obligation of the Corporation, and is not to be paid to any Participant in cash.

     7.02 TERMINATION OF CONTRIBUTIONS BY THE CORPORATION. The Corporation Contribution for a Participant shall cease upon a Participant's termination of participation in the Plan.

                                     ARTICLE VIII
                                PARTICIPANT'S ACCOUNT

     8.01  PARTICIPANT'S PURCHASE OF COMMON STOCK.   Each Participant's Account
with the Agent shall be credited with the number of shares of Common Stock purchased from the Corporation based upon such Participant's authorized payroll deduction and the Corporation Contribution (the "Purchase Amount") divided by the prevailing market price of the Common Stock on the last trading day of the month. The number of shares purchased by the Participant and credited to the Participant's Account shall be rounded down to the

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nearest whole number.  The value of any fractional share not credited to the
Participant's account shall carryover to the succeeding month and be added to the Participant's Purchase Amount for such succeeding month.

     8.02 COMMISSIONS. No commissions will be charged to the Participant for the purchase of the shares of Common Stock pursuant to the Plan.

     8.03 CASH DIVIDENDS. All cash dividends paid on the shares of Common Stock held in a Participant's Account will automatically be credited to such Participant's Account and reinvested by the Agent in additional shares of Common Stock.

     8.04 OTHER ADJUSTMENTS. The aggregate number of shares of Common Stock held in a Participant's Account shall be adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.

                                      ARTICLE IX
                   SALE OF STOCK AND ISSUANCE OF STOCK CERTIFICATE

     9.01 SALE OF COMMON STOCK. A Participant may direct the Agent to sell any part or all of the shares of Common Stock in such Participant's Account. A Participant's request to sell shares of Common Stock of the Company in his account must comply with the Corporation's Insider Trading Policy and will be made by completing the appropriate authorization form and returning such form to the Corporation's Human Resources Department.

     9.02 COMMISSIONS. The Agent may charge a Participant a commission on all sales of shares of the Common Stock at the rate of $0.50 per share. Other normal charges of the Agent also are payable by the Participant and will be deducted from the proceeds of the sale.

     9.03 REQUEST FOR CERTIFICATES. A Participant may request the Agent to issue share certificates for one hundred (100) or more shares of Common Stock directly to such Participant. All share certificates issued to a Participant will contain the legend described in Section 5.08 hereof.

                                     ARTICLE X
                          AMENDMENT AND TERMINATION OF PLAN

     10.01 TERMINATION OF PLAN BY CORPORATION. The Corporation may, at any time, amend in any manner, suspend, or terminate the Plan.

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     10.02  TERMINATION OF PARTICIPANT'S ACCOUNT.  Upon termination of the Plan pursuant to Section 10.01 or a Participant's termination of participation in the Plan pursuant to Section 6.05, a Participant may direct the Agent to deliver (1) the net proceeds of the sale of the shares of Common Stock in the Participant's Account or (2) a share certificate in the Participant's name or such other name as directed for the number of full shares of Common Stock in the Participant's Account and a check for any fractional interest in a share in the Participant's Account, or (3) if no shares have been purchased, a check for the Participant's contribution. No interest shall be payable on the cash, if any, or shares held in such account.

     10.03 CERTIFICATES. All share certificates issued to a Participant pursuant to this Article shall contain the legend described in Section 5.08.

                                      ARTICLE XI
                                  EMPLOYMENT RIGHTS

     Neither the Plan nor the authorization of a payroll deduction to purchase shares of Common Stock, nor any action taken by the Corporation or any of its subsidiaries in connection with the Plan, shall create any right on the part of any Employee of the Corporation to continue in such capacity.

                                     ARTICLE XII
                               TAXES AND WITHHOLDING

     12.01 AUTHORIZED PAYROLL DEDUCTIONS. The Participant's authorized payroll deduction will be made with after tax compensation.

     12.02 CONTRIBUTION BY THE CORPORATION. The Corporation Contribution described in Section 7.01 will be treated as additional compensation to the Participant subject to any applicable withholding and employment taxes.

                                     ARTICLE XIII
                           EFFECTIVE DATE OF THE PLAN; TERM

     13.01 EFFECTIVE DATE OF THE PLAN. This Plan shall become effective on the Effective Date.

     13.02  TERM OF PLAN.  This Plan shall remain in effect until such time as
(i) the maximum number of shares of Common Stock specified in Section 4.01 of the Plan available under the Plan shall have been purchased or (ii) the Plan is terminated by the Corporation.

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                                     ARTICLE XIV
                                    MISCELLANEOUS

     14.01 GOVERNING LAW. To the extent not governed by Federal law, this Plan shall be construed under the laws of the State of Ohio.

     14.02 PRONOUNS. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

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